Exhibit 99.1

COMPANY CONTACT

Sean Mahoney (240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK TO ACQUIRE THE WESTIN BEACH RESORT & SPA, FORT LAUDERDALE

BETHESDA, Maryland, November 17, 2014 — DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) announced today that it has entered into a purchase and sale agreement to acquire the fee simple interest in The Westin Beach Resort & Spa, Fort Lauderdale (“Hotel”) in Fort Lauderdale, Florida for a purchase price of $149.0 million (or $345,000 per guest room).  The purchase price represents a 12.0 to 12.5 multiple on the Company’s projected 2015 Hotel earnings before interest, taxes, depreciation and amortization (“EBITDA”).  The transaction, which is subject to satisfaction of customary closing conditions, is expected to close during December 2014.

“The Westin Beach Resort & Spa, Fort Lauderdale represents a rare opportunity to acquire prime beachfront property in Southern Florida, a high-RevPAR, high-growth market.  Not only is the hotel in very good condition, there is opportunity to implement our rigorous asset management initiatives to drive further upside and additional synergies at the hotel following acquisition,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company.

The Hotel enjoys a beachfront location and contains 432 guest rooms, 32,000 square feet of meeting space, and a modern spa.  During 2009, the Hotel underwent a comprehensive $86 million redevelopment project involving all areas of the hotel including the new construction of the Westin Conference Center building.  The pool and deck were also redesigned as part of the redevelopment to add a new sushi bar and poolside private cabanas.  The hotel is in excellent physical condition and the Company does not anticipate any major capital improvements in the near-term. Although not included in the original underwriting of the deal, the Company will evaluate several return on investment opportunities following acquisition.

The Hotel is located in close proximity to the Fort Lauderdale-Hollywood Airport and the Port Everglades Cruise Terminal, a major tourism generator for the market, which historically has had 1.8 million embarking cruise ship passengers per year. The Hotel is also walking distance to the Fort Lauderdale marina, which hosts one of the world’s largest boat shows annually.

Fort Lauderdale has experienced consistently strong lodging demand in this top coastal market.  Year-to-date, the Fort Lauderdale market achieved RevPAR growth of approximately 10.7 percent.  The beachfront market has high barriers-to-entry with limited new hotel supply.

In 2013, the greater Fort Lauderdale market attracted over 13.4 million visitors, almost 25% of which were from international destinations.  In addition, the Fort Lauderdale-Hollywood International Airport served more than 23 million passengers including more than 3.6 million of international passengers in 2013.  Through the end of August, international air traffic increased 24%.

To accommodate the growth in business and leisure demand, Fort Lauderdale-Hollywood Airport has embarked on a $2.3 billion expansion plan, which includes new international concourses and a recently completed runway and taxiway.  The expansion increases airport capacity to 425,000 flights annually and will allow the airport to accommodate increased long-haul flights from Europe and South America.

In conjunction with the airport expansion, Jet Blue has committed to grow its flight operations at the airport including the addition of new international service.  Southwest also plans to launch international service from the airport and reached a deal with Broward County in December of 2013 for a $295 million upgrade to Terminal 1 to accommodate the increase in passenger traffic.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. As of September 30, 2014, the Company owned 27 premium quality hotels with over 11,000 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,”  and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 25, 2014, the ability to complete the acquisition of The Westin Beach Resort & Spa, Fort Lauderdale, and the ability to achieve the returns that the Company expects from the Hotel.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reconciliation of Forecasted Hotel Net Income to Forecasted Hotel EBITDA

(Unaudited, in millions)

	2015	2015
	Forecast	Forecast
	Low End	High End
Estimated Net Income	$8.7	$9.2
Depreciation Expense	3.2	3.2

Estimated EBITDA	$11.9	$12.4

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA because it believes this measure provide investors and analysts with an understanding of the hotel-level operating performance. This non-GAAP measure does not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA to net income in accordance with GAAP.